Exhibit 99.1


                              FOR IMMEDIATE RELEASE


     Contact: John S. Holle - FLAG Financial Corporation (706/845-5005)
              J. Daniel Speight, Jr. - FLAG Financial Corporation (912/268-2200) John R. Hines, Jr. - The Citizens Bank (706/637-6621)

                FLAG Financial Corporation Completes Merger With
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  First Hogansville Bankshares, Inc. (The Citizens Bank, Hogansville, Georgia)
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LaGrange,  GA  (October  1, 1999) -- FLAG  Financial  Corporation  (NASDAQ:FLAG)
Chairman, John S. Holle, and President and CEO, J. Daniel Speight, Jr., announced today that FLAG Financial Corporation had completed its merger with First Hogansville Bankshares, Inc., ("Hogansville") parent company of The Citizens Bank ("Citizens"), located in Hogansville, Troup County, Georgia. The merger became effective September 30, 1999 and was accomplished through merging First Hogansville Bankshares, Inc. with and into FLAG Financial Corporation. As a result of the merger, The Citizens Bank has become a subsidiary of FLAG Financial Corporation. FLAG Financial Corporation intends to merge The Citizens Bank with its subsidiary, First Flag Bank, which is located in LaGrange, Georgia. Accordingly, John R Hines, Jr. will become a director of FLAG and First Flag Bank - LaGrange and John C. McKibben, of Hogansville, Georgia, will become a director of First Flag Bank - LaGrange. FLAG anticipates the merger of The Citizens Bank and First Flag Bank to be completed during the fourth quarter of 1999.

The transaction will be as accounted for as a pooling of interests. As of June 30, 1999, Citizens had approximately $30 million in assets and operated one full-service office and one supermarket banking office in Hogansville, Georgia. Citizens is located approximately 13 miles from LaGrange, Georgia. This merger marks FLAG's completion of its sixth partnership of community banks.

The terms of the agreement  provide that Hogansville  shareholders  will receive
6.08466 shares of FLAG Financial Corporation Common Stock for each share of Hogansville Common Stock. The transaction will increase FLAG shares outstanding to approximately 8.3 million shares.


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John R.  Hines,  Jr.,  President  and CEO of The  Citizens  Bank,  stated  "This partnership will enhance our ability to provide a broad range of products to our customers while significantly strengthening our technological and operational
capabilities.   Additionally,  I  am  pleased  our  stockholders  will  have  an opportunity to retain their ownership in a local company with a strong commitment to community banking."

Commenting on the merger, John S. Holle and J. Daniel Speight, Jr., stated, "The Citizens Bank in Hogansville is a great addition to the FLAG family of Partner Banks. The merger will serve to complement the existing service provided to Troup County and the west Georgia market. It is a great honor to have the opportunity to combine our resources with John Hines, the Board of Directors and staff of The Citizens Bank and the city of Hogansville and surrounding area. This partnership is a natural fit that will serve to complement both organizations and their respective constituencies for many years."

FLAG Financial Corporation is a multi-bank holding company whose wholly-owned subsidiaries are First Flag Bank, in LaGrange, Georgia, Citizens Bank, in Vienna, Georgia and Thomaston Federal Savings Bank, in Thomaston, Georgia. Partner banks, which include The Bank of Milan, based in Milan, Georgia, The Brown Bank, based in Metter, Georgia, and Empire Banking Company, based in Homerville, Georgia, were successfully merged into Citizens Bank at year-end 1998. Additionally, Abbeville Capital Corporation, parent company of The Bank of Abbeville, located in Abbeville, South Carolina is scheduled to combine with FLAG. Including the Hogansville merger, the proposed merger with Abbeville and the branch openings of First Flag Bank - Statesboro, First Flag Bank - Atlanta and The Eagle's Landing Center, FLAG's franchise will increase to 35 offices in 19 communities.

FLAG currently has 7.7 million shares of common stock outstanding. FLAG's common stock is traded and quoted on The Nasdaq National Market under the symbol "FLAG."


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